Exhibit 15.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Valeant Pharmaceuticals International:
We have reviewed the accompanying consolidated condensed balance sheet of Valeant Pharmaceuticals International and its subsidiaries as of March 31, 2006 and the related consolidated condensed statements of operations and consolidated condensed statements of Comprehensive income for each of the three month periods ended March 31, 2006 and 2005 and the consolidated condensed statements of cash flows for the three month periods ended March 31, 2006 and 2005. These interim financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated condensed interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated condensed financial statements, the Company has restated its consolidated condensed financial statements as of March 31, 2006 and December 31, 2005 and for the three month periods ended March 31, 2006 and 2005.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, of stockholders’ equity and of cash flows for the year then ended, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005; and in our report dated March 15, 2006, except for the restatement described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is January 22, 2007, we expressed an unqualified opinion on those consolidated financial statements, an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting referred to above are not presented herein. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

PricewaterhouseCoopers LLP
Orange County, California
May 8, 2006, except for Note 2 which is as of January 22, 2007.